Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and among Spirit AeroSystems, Inc. (the “Company”), Spirit AeroSystems Holdings, Inc., the parent of the Company (the “Parent”), and Thomas C. Gentile III (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Separation. Effective as of September 30, 2023 (the “Separation Date”), the Executive is no longer employed by the Company as its President & Chief Executive Officer and no longer holds any and all other positions he held as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent due to the tendering of his resignation from such positions. In accordance with the Employment Agreement between the Company and the Executive entered into on the 13th day of February 2016 and effective as of the 1st day of April 2016, as amended (the “Employment Agreement”), no other action is required for these separations to be effective.

2.            Consulting Services. For a period of three (3) months (the “Consulting Term”) following the Separation Date, the Executive agrees that he shall provide consulting and transition services as an advisor to the Company’s interim Chief Executive Officer (the “Consulting Services”) as expressly requested by, or at the direction of, the Company’s interim Chief Executive Officer and at such times as mutually agreed to by the Executive. For the Consulting Services provided by the Consultant pursuant to this Agreement, the Company shall pay to the Executive a non-refundable retainer in an amount equal to fifty thousand dollars ($50,000.00) (the “Retainer”) within thirty (30) days following the Effective Date. The Executive will be entitled an amount equal to two thousand five hundred dollars ($2,500.00) per hour of Consulting Services provided by the Executive (the “Consulting Fee”). Within ten (10) days following the end of each calendar month during the Consulting Term, the Executive will provide the Company with a written invoice describing, in reasonable detail, the Consulting Services requested by the Company provided by the Executive during such calendar month and the hours devoted to providing such services. When the total amount due to the Executive with respect to the Consulting Services exceeds the amount of the Retainer, the Company will pay all Consulting Fees in excess of the Retainer within ninety (90) days of the Company’s receipt of the applicable invoice.

3.            Consideration in Settlement. In consideration of (i) the release of all claims described below in Paragraph 9, (ii) the covenants in Paragraphs 10, 11 and 16(b), (iii) the protective agreements described in Paragraph 12, (iv) the agreement of future cooperation in Paragraph 21 and (v) the other terms of this Agreement, and further provided the Executive does not revoke his acceptance of this Agreement pursuant to Paragraph 25, the Company agrees to compensate the Executive as follows:

(a)            Separation Payments. The Company shall pay the Executive the following:

i.	An amount equal to one million three hundred thousand dollars ($1,300,000), which represents one year of the Executive’s annual base salary in effect immediately prior to the Separation Date (the “Separation Payment”); and

ii.	If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the Executive an amount equal to the monthly COBRA premium (covering medical, vision, and dental benefits) for the Executive and the Executive’s dependents (the “COBRA Payments”). Such COBRA Payments shall initially equal $1,554.35 per month, subject to increase on July 1, 2024, less applicable tax withholdings, and shall be paid in substantially equal installments at the beginning of each month between the Separation Date and the earliest to occur of: (A) the thirteenth (13th) month anniversary of the Separation Date and (B) the date that the Executive is no longer eligible to receive COBRA continuation coverage; provided, however, that the first installment shall not be paid until the First Installment Date (as defined below).

(b)            The Separation Payment shall be paid in substantially equal installments on the Company’s regular payroll dates commencing on the first payroll date coinciding with, or next if administratively necessary, following the Effective Date (the date of such first payment, the “First Installment Date”); provided, however, that the first installment shall include (without interest) the number of installments of the Severance Payments that the Executive would have received between the Separation Date and the First Installment Date had there been no delay in payment. The Company, the Parent and the Executive agree that (i) each installment payment of the Separation Payment and COBRA Payment shall be deemed to be a separate payment for purposes of Section 409A and (ii) the payment of any portion of the Separation Payment and COBRA Payment that neither constitutes a “short term deferral,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), nor is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), shall be delayed until the first regular payroll date of the Company that coincides with or immediately follows April 1, 2024.

(c)            LTIP Awards. With respect to the stock awards identified on Schedule A to this Agreement that were granted under the Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan maintained pursuant to and in accordance with the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “Specified Unvested Awards”), the Company waives, and shall take all necessary action to cause such waiver of, the requirement that the Executive to be employed by the Company through the applicable Vesting Date (as specified in Schedule A) in February 2024 (the “Vesting Date”). With respect to each Specified Unvested Award that is listed on Schedule A, on the applicable Vesting Date, the Executive shall become fully vested in that portion of the Specified Unvested Award indicated in column 6 of Schedule A For the avoidance of doubt, (i) any other outstanding awards not expressly identified on Schedule A that remain unvested on the Separation Date shall be forfeited, (ii) the Executive shall become fully vested in the Specified Unvested Awards in all respects on the Vesting Date as if Executive’s employment had not terminated prior to such date, (iii) any restrictions on transfer or other similar restrictions with respect to the Specified Unvested Awards will continue to apply through the Vesting Date as if Executive’s employment had not terminated prior to the Vesting Date, (iv) all other terms of the Specified Unvested Award will continue to apply except to the extent not conflicting with this Agreement, and (v) the Company shall withhold from the Specified Unvested Amount the amount required by the Company to withhold for the payment of federal or state taxes.

(d)            Outplacement Services. During the twelve (12) month period following the Separation Date, the Executive shall be entitled to receive outplacement services from Lee Hecht Harrison LLC at a level commensurate for executives who held positions substantially similar to the Executive’s position with the Company (the “Outplacement Services”). The Company shall pay all costs for such Outplacement Services on a timely basis, provided that, the total cost of such Outplacement Services shall not exceed one hundred thousand dollars ($100,000).

(e)            Attorney’s Fees. The Company shall reimburse the Executive up to twenty five thousand dollars ($25,000) for the legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement; provided that, upon request by the Company, Executive provides the Company with reasonable documentation of such fees (it being understood that no such documentation shall be required that is subject to attorney-client privilege).

4.            Benefit Plans. Following the Separation Date, the Executive shall be entitled to all benefits and compensation with respect to which, as of the Separation Date, is vested in accordance with the terms of the applicable plans, programs and arrangements, including, without limitation, the following: (i) in accordance with the Company’s policies regarding business expenses, any business expenses incurred by the Executive in connection with his employment with the Company that have not been reimbursed by the Separation Date, (ii) with respect to the Spirit Aerosystems Holdings, Inc. Retirement & Savings Plan, the Executive’s account balance and accrued benefit, and (iii) with respect to the Spirit Aerosystems Holdings, Inc. Amended and Restated Deferred Compensation Plan (the “DCP”), the Executive’s entire balance credited to his “Deferred Compensation Account,” including “Employer Match Account” and “Employer Discretionary Contribution Account” (each term as defined under the DCP).

5.            Indemnification. The Company and the Executive acknowledge and agree that, following the Separation Date, the Executive shall continue to be entitled to be indemnified by the Parent, the Company and their affiliates and covered by any applicable officer and director insurance, in each case, subject to the terms of applicable agreements (including bylaws of the Parent and the Company) and insurance policies as in effect as of the Separation Date.

6.            Taxes. The Company and the Executive acknowledge and agree that all payments made hereunder constitute “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld, as well as any other withholdings that are typically deducted from wages, as to any payments made under this Agreement. The Parent, the Company and the Executive agree that, to the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A) (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

7.            Other Continuing Rights. The Executive agrees that, except for his accrued base salary earned through the Separation Date and the payments outlined above in this Paragraph 3, he has been paid all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive.

8.            Contingent Entitlement. The Executive acknowledges and agrees that his entitlement to payments, benefits and reimbursements under Paragraph 2 and Paragraph 3(a) through (e) shall be conditioned on his continuing compliance with Paragraphs 9, 10, 11, 12, 16(b) and 21 of the Agreement. The Executive’s violation of any obligation within Paragraphs 9, 10, 11, 12, 16(b) or 21 shall terminate the Company’s obligation to continue to make payments or reimbursements or otherwise provide consideration in accordance with Paragraph 2 and Paragraphs 3(a) through (e).

9.            General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments and benefits to be made by the Company and the Parent to the Executive in accordance with Paragraphs 2 and 3 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (through the date that the Executive signs this Agreement), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 10 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (“EEOC”), Securities Exchange Commission, or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release: any claims under the Employment Agreement; and any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990) (the “ADEA”); the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Immigration Reform Control Act; the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, his services to the Parent, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company, his services to the Parent, or termination of employment with the Company.

The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas. The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to (i) to enforce the terms of this Agreement and to receive payment of amounts or benefits hereunder, including, without limitation, the Separation Payment and COBRA Payment, (ii) the Executive’s right to benefits due to terminated employees under any employee benefit plan of the Company, the Parent or any of their affiliates in which the Executive participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including rights to elect continuation coverage pursuant to Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), (iii) the Executive’s right to indemnification as an officer and director of the Company and the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and bylaws and the terms of any indemnification agreement with the Parent and/or the Company to which the Executive is a party as of the date hereof, and to continued coverage under the Company’s and any Directors and Officers liability insurance policies covering directors and officers of the Parent and the Company, as in effect from time to time; and (iv) to release any claims that may not lawfully be waived, including but not limited to any ADEA claims that may arise after the date that the Executive signs this Agreement.

10.            Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 9 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 9 above, the Executive will not seek and will not accept any monetary or personal relief or recovery from a Released Party as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Nothing herein limits the Executive’s right to receive an award for information provided to any governmental agencies (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein prevents the Executive from filing a claim for unemployment insurance or workers’ compensation benefits.

11.            No Disparaging, Untrue Or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company or the Parent, or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s or the Parent’s behalf). The Company agrees to direct its “named executive officers,” as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, and the members of its Board of Directors, not to make, and use reasonable efforts to ensure that such named executive officers and directors, will not make, to any third party or to employees and directors of the Company and the Parent, any disparaging, untrue, or misleading written or oral statements about or relating to the Executive or the services of the Executive as an employee or director of the Company and Parent. The foregoing provision shall not be effective with respect to any information required to be disclosed by the Executive, Company or named executive officers by the order of a court or administrative agency, subpoena or other legal or administrative demand, nor will it prevent any permitted activity as described in Paragraph 13 below.

12.            Protective Agreement. The Executive acknowledges and agrees that he shall continue to be bound by the terms and conditions of Section 4 of the Employment Agreement, the terms of which are incorporated herein by reference; provided that, the parties agree that the noncompetition and non-solicitation periods as set forth under Sections 4(c) and (d) of the Employment Agreement shall be applicable for a period of one year following the Separation Date.

In the event that the Executive wishes to pursue an opportunity that may implicate Sections 4(c) or 4(d) of the Employment Agreement, the Executive agrees that he will present the details of such opportunity to the Company’s Chief Administrative Offer, and the Company will act reasonably in considering whether the Executive would be permitted to pursue such opportunity, including in considering whether a potential business activity is competitive with the Business (as defined in the Employment Agreement).

13.            Permitted Activities. Notwithstanding any other provision of this Agreement or the Employment Agreement, nothing in this Agreement is intended to, or does, preclude Executive or any other individual from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the EEOC, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.

Furthermore, notwithstanding the provisions herein, the Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive likewise understands that, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

14.            Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

15.            Waiver. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

16.            Miscellaneous Provisions.

(a)            Representations. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that the Company advised him to consult with an attorney prior to executing this Agreement. The Executive is voluntarily entering into this Agreement and neither the Company nor Parent nor any of their respective employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(b)            Return of Property. In entering into this Agreement or as agreed upon by the Parties, the Executive represents that he has returned or he shall return to the Company all of the Company’s and the Parent’s and their respective subsidiaries’ property that has been in the Executive’s possession, custody or control, including, without limitation, (i) all keys, access cards, badges, credit cards, mobile devices, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (ii) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies. The Executive affirms that (A) he will not retain any such property or information in any form (except as permitted in accordance with the following clause), and will not give copies of such property or information or disclose their contents to any other person (B) within fourteen (14) business days from the Effective Date of this Agreement, the Executive will make his cell phone (and any other personal devices used for work-related communications) available to the Company, or an approved third-party vendor, and provide any necessary information, i.e. pass codes, etc., to allow access to text messages and other communications for the purpose of downloading and electronically retaining the same so the Company is compliant with its requirements as to all applicable legal hold(s); the Executive agrees to preserve all such content on the device(s) prior to the time the Company completes this process.

17.            Complete Agreement. This Agreement (and, as referenced herein, the Employment Agreement) sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent or the termination of the Employment Agreement, provided, however, that all obligations, rights, and terms under Sections 4, 8 and 9 of the Employment Agreement, which are incorporated by reference herein, shall not be superseded and shall remain in full force and effect. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement.

18.            No Assignment of Claims. The Executive represents that he has not assigned his rights with respect to any claim that the Executive releases hereunder to any third party.

19.            No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

20.            Reimbursement. If the Executive or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 9, 10, 11, 12, 16(b) or 21 of this Agreement, or (b) files a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under Paragraph 3 of this Agreement. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

21.            Future Cooperation. Upon the reasonable written request to the Executive by the Company’s general counsel or Board of Directors, the Executive agrees to provide reasonable assistance and cooperation, without the necessity of subpoena, in any matter or matters (including but not limited to any regulatory, law enforcement or judicial investigations or proceedings, mediations, arbitrations or lawsuits, any claim negotiations with customers or suppliers, or otherwise) of which the Company identifies the Executive as potentially having knowledge (or otherwise relating to Executive’s expertise or experience), where deemed appropriate by the Company, including providing information, preparing for, and/or attending any hearing or proceeding (whether relating to the Company’s defense or prosecution of any existing or future actions, arbitrations, claims or litigations or otherwise). The Company will reimburse the Executive for the reasonable costs and expenses incurred by the Executive, including any lost wages, in connection therewith, provided however, that such reimbursements (i) are not intended to influence in any way the testimony Executive gives under oath, and Executive agrees to testify truthfully and (ii) do not encompass attorney’s fees incurred by Executive. The Company’s agreement to reimburse Executive through this Agreement is not based, conditioned or contingent in any way on the substance, content or efficacy of Executive’s testimony, or the outcome of any particular matter.

22.            Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

23.            Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

24.            Time in Which to Consider. The Executive shall have twenty-one (21) days in which to consider this Agreement, although the Executive may accept this Agreement at any time prior to the expiration of such twenty-one (21)-day period. Any changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period.

25.            Revocation and Effective Date. The Executive may revoke any acceptance of this Agreement within seven (7) days, and this Agreement shall not become binding or enforceable until this seven (7) day period has expired without the Executive having so revoked. This Agreement shall become effective on the eighth (8th) day following the Executive’s signing of this Agreement (the “Effective Date”). To revoke this Agreement, the Executive must provide a signed written notice of revocation addressed to Mindy McPheeters, Spirit Senior Vice President, General Counsel & Corporate Secretary, 3801 S. Oliver St., Wichita, Kansas 67210, postmarked or placed for delivery by a common carrier for overnight delivery no later than the seventh (7th) day after the Executive executes this Agreement.

26.            Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution provisions set forth in Section 8 of the Employment Agreement, which provisions are hereby incorporated by reference. IN ENTERING INTO THIS AGREEMENT, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UT OF OR RELATING TO THIS AGREEMENT.

27.            Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

THE EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT HE HAS BEEN AFFORDED TWENTY-ONE (21) DAYS TO CONSIDER THE AGREEMENT AND TO HAVE THE AGREEMENT REVIEWED BY HIS ATTORNEY, IF HE SO CHOOSES. THE EXECUTIVE FURTHER UNDERSTANDS THAT HE HAS SEVEN (7) DAYS TO REVOKE THE AGREEMENT AFTER THE DATE HE SIGNS THE AGREEMENT.

IN WITNESS WHEREOF, the Executive, the Company, and the Parent have voluntarily signed this Separation Agreement and General Release consisting of twelve (12) pages effective as of the date set forth by their signatures below.

SPIRIT AEROSYSTEMS, INC.		Thomas C. Gentile III

By:	/s/ Justin Welner
Justin Welner

Its:	Senior Vice President,
	Chief Administration & Compliance Officer	/s/ Thomas C. Gentile III

Date:	October 1, 2023	Date:	October 1, 2023

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Justin Welner
Justin Welner

Its:	Senior Vice President,
Chief Administration & Compliance Officer

Date:	October 1, 2023

Schedule A

Specified Unvested Awards

1	2	3	4	5	6
Grant Name	Grant Date	Shares Underlying Award	“Vesting Date” in February 2024	Vesting Criteria	Number of Shares Vesting on Vesting Date
RSUs	26 Feb. 2021	100,164	26 Feb. 2024	Time	33,388
RSUs	7 Feb. 2022	72,384	7 Feb. 2024	Time	24,128
RSUs	10 Feb. 2023	103,384	10 Feb. 2024	Time	34,462

12